Exhibit 99.1

For Immediate Release

March 15, 2018

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports Strong 2017 Fourth-Quarter and Full-Year Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), which is available free of charge on the SEC’s public website and on our website at http://investors.bnl.broadstone.com.

“2017 was a landmark year for BNL on many fronts,” said Chris Czarnecki, BNL’s Chief Executive Officer. “In addition to closing a record-breaking number of acquisitions, in particular during the fourth quarter, we continued to grow our sources of capital through new debt and equity raises, all while transitioning into a publicly reporting company. Although our per-share results were tempered by timing differences between ongoing equity raises and capital deployment, we believe our recent actions to institute caps on monthly equity raises should help mitigate that effect going forward. In addition, we have worked to further improve our advantageous cost of borrowing. These two sources of capital came together to fund a very active 2017 fourth quarter on the acquisitions front. The accretive nature of the investments we made late in the year is evidenced by our Board’s willingness to increase the monthly dividend 3.6%, from $0.415 to $0.43 per share, at its February meeting. We believe that the combination of these investments, a more balanced capitalization structure, and available capacity on our investment-grade credit facility will allow us to continue to grow in 2018 and continue to offer an attractive total return to our investors.”

OPERATING HIGHLIGHTS

During the fourth quarter and year ended December 31, 2017, we:

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Increased fourth-quarter revenues to $49.5 million and full-year revenues to $181.6 million, representing increases of 25.4% and 27.1%, respectively, compared to the respective periods in the year ended December 31, 2016.

-	Generated earnings per share (on a GAAP basis), including amounts attributable to noncontrolling interests, of $0.84 and $3.21, respectively.
-	Generated funds from operations (“FFO”), a non-GAAP financial measure, of $1.57 per diluted share and $6.00 per diluted share, respectively.
-	Generated adjusted funds from operations (“AFFO”), a non-GAAP financial measure, of $1.34 per diluted share and $5.38 per diluted share, respectively.
-

Increased our monthly distribution to our stockholders and the holders of membership interests in Broadstone Net Lease, LLC, our operating company (the “Operating Company”) (other than us) from $0.41 per share at December 31, 2016, to $0.415 per share in November 2017. Subsequent to year end, our Board of Directors increased the monthly distribution rate to $0.43 per share, payable to holders of record prior to the ends of February 2018, March 2018, and April 2018.

-

Closed 15 real estate acquisitions during the fourth quarter, totaling $331.6 million, excluding capitalized acquisition expenses, adding 54 new properties at a weighted average initial cash capitalization rate of 7.0%. The properties acquired had a weighted average remaining lease term of 14.0 years at the time of acquisition with weighted average annual rent increases of 1.7%.

-

Closed 29 real estate acquisitions during 2017, totaling $683.6 million, excluding capitalized acquisition expenses, adding 124 new properties at a weighted average initial cash capitalization rate of 7.2%. The properties acquired had a weighted average remaining lease term of 15.0 years at the time of acquisition with weighted average annual rent increases of 1.8%.

-

Continued to focus on optimizing our portfolio by selectively pruning and strategically disposing of 13 properties for $63.3 million, at a gain of $13.0 million. These properties represented approximately 2.9% of our December 31, 2016 portfolio value.

-

Received $316.2 million in investments from new and existing stockholders in 2017, including property contributed in exchange for Operating Company membership units through Umbrella Partnership REIT (“UPREIT”) transactions. As of the end of the year we had 2,649 common stockholders and 53 holders of noncontrolling membership units in the Operating Company.

-	Collected more than 99% of rents due during the quarter and year ended December 31, 2017, and maintained a 100% leased portfolio throughout the year.
-

Successfully enhanced and diversified our sources of debt capital, issuing $150.0 million of unsecured, fixed-rate, interest-only privately placed notes in April, which was followed by closing, along with our Operating Company, an $800.0 million unsecured credit facility. The credit facility includes an accordion feature whereby it can be increased up to a total of $1.0 billion. In November, the facility was expanded to $880.0 million of available borrowing capacity.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes a discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure.

FINANCIAL RESULTS

	For the quarter ended December 31,		For the year ended December 31
(In thousands, except per share amounts)	2017	2016	2017	2016

Revenues	$49,472	$39,449	$181,563	$142,869

Net income, including non‑controlling interests	$16,826	$13,794	$59,555	$40,268
Net earnings per diluted share	$0.84	$0.86	$3.21	$2.76

FFO	$31,460	$25,006	$111,434	$80,664
FFO per diluted share	$1.57	$1.57	$6.00	$5.53

AFFO	$27,006	$21,688	$99,952	$78,780
AFFO per diluted share	$1.34	$1.36	$5.38	$5.40

Weighted average shares outstanding – diluted	$20,096	$15,924	$18,567	$14,597

Total Revenues

Revenues increased by $10.0 million, or 25.4%, to $49.5 million in the fourth quarter of 2017, compared to approximately $39.5 million in the fourth quarter of 2016. For the full year, revenues increased by $38.7 million, or 27.1%, to $181.6 million, compared to $142.9 million in 2016. The increase in total revenues during the fourth quarter and full year is primarily the result of growth in our real estate portfolio. During 2017, we added 124 properties to our portfolio, with 54 of those added in the fourth quarter.

Net Income

Net income increased by $3.0 million, or 22.0%, to $16.8 million for the fourth quarter of 2017, compared to $13.8 million for the fourth quarter of 2016. Full-year net income increased by $19.3 million, or 47.9%, to $59.6 million in 2017, compared to $40.3 million in 2016.

The increase in net income is mainly attributable to our investments in real estate properties, which drove increased rent revenues as well as increased depreciation and amortization. In addition, during the year ended December 31, 2017, we sold 13 properties and recognized a $13.0 million gain, compared to a gain of $5.9 million related to the sale of nine properties for the year ended December 31, 2016. Net income also increased as the result of adopting ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, (“ASU 2017-01”), effective January 1, 2017, on a prospective basis, which requires us to capitalize all acquisition expenses. During the fourth quarter and full year, we capitalized $5.8 million and $12.3 million, respectively, in acquisition expenses. For the quarter- and year-to-date periods ended December 31, 2016, we expensed approximately $2.6 million and $10.9 million, respectively, in acquisition expenses as incurred. Partially offsetting these factors were increased debt extinguishment costs and interest expense, both of which reflect our negotiating an enhanced credit facility with increased borrowing capacity, as well as the impact of a $2.6 million impairment charge taken during the year ended December 31, 2017, related to four of our properties. We review our assets for possible impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If an impairment is present because the carrying value of an asset is not deemed to be recoverable, we are required to recognize an impairment charge equal to the amount by which the carrying value of the asset exceeds its fair value. We did not recognize any impairment in 2016.

The increase in net income in the earnings per share computation was partially offset by the increase in the diluted weighted average number of shares of our common stock outstanding in the 2017 periods as compared to 2016, which resulted from ongoing monthly equity raises.

FFO

FFO increased by $6.5 million, or 25.8%, to $31.5 million for the fourth quarter of 2017, compared to $25.0 million for the fourth quarter of 2016. FFO increased by $30.7 million, or 38.1%, to $111.4 million for year ended December 31, 2017, compared to $80.7 million in 2016.

The increase in FFO for both the fourth quarter and full year is primarily driven by increased revenue due to growth in our real estate investment portfolio. FFO growth was also ahead of net income growth due to increased real property depreciation and amortization, which are added back to net income in calculating FFO. As noted above, we adopted ASU 2017-01 effective January 1, 2017, on a prospective basis, which requires us to capitalize all acquisition expenses. As these acquisition expenses are capitalized to the cost basis of the properties acquired and amortized over their respective useful lives, there is a corresponding increase to depreciation and amortization expense. Additionally, the full-year 2017 calculation of FFO includes an add-back adjustment of $2.6 million related to asset impairment charges recognized during the year, compared to no such charges in 2016. These factors were somewhat offset by larger deductions from net income to compute FFO related to gains on real estate.

AFFO

AFFO increased by $5.3 million, or 24.5%, to $27.0 million for the fourth quarter of 2017, compared to $21.7 million for the fourth quarter of 2016. AFFO increased by $21.2 million, or 26.9%, to $100.0 million for the year ended December 31, 2017, compared to $78.8 million in 2016.

In addition to the factors driving net income and FFO growth, full year AFFO growth was also due to increased add-back adjustments related to the cost of debt extinguishment, which reflected the impact of renegotiating our credit facility and increased borrowing capacity during the year. Additionally, during the fourth quarter of 2016, we included a deduction from FFO of $2.2 million related to ineffectiveness on certain of our interest rate swaps. There was no corresponding adjustment in the fourth quarter of 2017. Conversely, we included a deduction from FFO for interest rate swap ineffectiveness of $1.3 million in full-year 2017 results, with no such adjustment in the prior year.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2017, we owned a diversified portfolio of 528 individual net leased commercial properties located in 40 states comprising approximately 15.9 million rentable square feet of operational space. As of December 31, 2017, our properties were 100% leased to 134 different commercial tenants, with no single tenant accounting for more than 4% of our annual rental stream. Our properties include those used for retail, industrial, healthcare, office, and other purposes.

During the fourth quarter, we acquired 54 properties via 15 transactions for $331.6 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 7.0%. The properties acquired had a weighted average lease term of 14.0 years at the time of acquisition and weighted average annual rent increases of 1.7%.

We also strategically disposed of 13 properties during 2017 for a gain of $13.0 million over carrying value. Our management team plans to continue to be strategic in its disposition activities. Opportunistic dispositions can improve the overall quality of our portfolio and capture value for stockholders, as some assets are sold for premiums, and the proceeds can in turn be redeployed into accretive investments.

Based on current market conditions, anticipated equity and debt capital raises, and available capacity under our credit facilities, we anticipate deploying approximately the same amount of capital in the form of acquisitions in 2018 as in 2017.

CAPITALIZATION/BALANCE SHEET UPDATE

During the fourth quarter, we continued to enjoy solid access to equity capital from a variety of sources with more than $58.3 million of new capital invested by stockholders. Approximately $42.6 million was invested in cash, $4.6 million was received through UPREIT (as defined below) transactions, and $11.1 million was raised via our Distribution Reinvestment Plan (“DRIP”). Approximately 46% of our investors participate in the DRIP, calculated based on the number of shares of our common stock and membership units in the Operating Company outstanding.

In addition to continued equity raises, we increased the outstanding borrowings on our revolver to $273.0 million and borrowed $100.0 million under our new 7-year term loan facility, to partially fund the acquisitions during the quarter. At quarter end, our total outstanding borrowings, gross of deferred debt issuance costs, were $1.2 billion, providing a leverage ratio of approximately 41.6% of the approximate market value of our assets.

While our current leverage ratio is within our targeted leverage range of 35% to 45% of the approximate market value of our assets, our performance for the quarter and year ended December 31, 2017, has been impacted by the difference in timing between ongoing equity raises and capital deployment. Our monthly equity closings, which approximated $21.9 million per month on average during 2017, were generally sourced ratably throughout the year, while our capital deployment has historically been weighted towards the second half of the year. In order to better balance the timing of equity capital inflows and deployment outflows, and to bring our leverage ratio closer to the higher end of our targeted leverage range, during the fourth quarter of 2017, we implemented a queue and established a cap on new and additional investments at our monthly equity closings. The use and amount of the cap will be dependent on a number of factors, including strategic capital deployment, our acquisition pipeline, and market conditions, among other things. The cap will only apply to new or additional investments, and will not apply to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of November 2017, December 2017, and January 2018, new and additional investments were limited to $15.0 million per month. This same cap will be in place for the months of February 2018, March 2018, and April 2018. We plan to utilize a more optimal mix of capital to fund acquisitions during this time period, allowing us to take advantage of a leverage ratio within our targeted range, while still maintaining a conservative, investment grade balance sheet.

DETERMINED SHARE VALUE (“DSV”)

At its February 9, 2018, meeting, the Independent Directors Committee of our Board of Directors (the “IDC”) voted to maintain the DSV at $81 per share for the period from February 1, 2018, through April 30, 2018. At $81 per share, the implied capitalization rate for our portfolio is 6.77%. The DSV is established in good faith by the IDC based on the net asset value (“NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in the 2017 Form 10-K filed with the SEC on March 15, 2018.

DISTRIBUTIONS

At its February 9, 2018, meeting, our Board of Directors declared monthly distributions of $0.43 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record prior to the end of February 2018, March 2018, and April 2018:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.43	February 27, 2018	March 15, 2017
$0.43	March 28, 2018	April 13, 2018
$0.43	April 27, 2018	May 15, 2018

Investors may purchase additional shares of our common stock via cash investment (and the completion of a supplemental subscription agreement), or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of BNL’s operating results, we will host a conference call on Friday, March 16, 2018, at 12:00 p.m. EDT to discuss the results.

To access the live webcast, please visit:  https://services.choruscall.com/links/bnl180316.html.

To view a replay of the call, please visit:  http://investors.bnl.broadstone.com through April 1, 2018.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for the Company’s fourth-quarter and 2017 financial and operating results, is available at http://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 528 retail, healthcare, industrial, office and other properties in 40 states as of December 31, 2017, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 2,600 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. Please see certain important disclosures regarding BNL at broadstone.com/disclosures.

For more information on BNL, please visit our website at www.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2017	December 31, 2016
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,186,141	$1,637,700
Accounted for using the direct financing method	41,617	47,271
Investment in rental property, net	2,227,758	1,684,971

Cash and cash equivalents	9,355	21,635
Restricted cash	744	1,468
Accrued rental income	52,018	36,577
Tenant and other receivables, net	897	355
Tenant and capital reserves	943	767
Prepaid expenses and other assets	267	260
Notes receivable	6,527	6,527
Investment in related party	10,000	10,000
Interest rate swap, assets	11,008	9,598
Intangible lease assets, net	242,659	168,121
Debt issuance costs – unsecured revolver, net	3,026	446
Leasing fees, net	13,554	11,329
Total assets	$2,578,756	$1,952,054
Liabilities and equity
Unsecured revolver	$273,000	$102,000
Mortgages and notes payable, net	67,832	106,686
Unsecured term notes, net	836,912	657,891
Interest rate swap, liabilities	5,020	10,217
Accounts payable and other liabilities	20,345	17,396
Due to related parties	722	364
Tenant improvement allowances	5,669	9,490
Accrued interest payable	3,311	1,602
Intangible lease liabilities, net	81,744	47,871
Total liabilities	1,294,555	953,517
Commitments and contingencies
Equity
Broadstone Net Lease, Inc. stockholder’s equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 18,909 and 15,158 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	19	15
Additional paid-in capital	1,301,979	1,009,431
Subscriptions receivable	(15)	(9,790)
Cumulative distributions in excess of retained earnings	(120,280)	(89,960)
Accumulated other comprehensive income	5,122	2,092
Total Broadstone Net Lease, Inc. stockholders’ equity	1,186,825	911,788
Non-controlling interests	97,376	86,749
Total equity	1,284,201	998,537
Total liabilities and equity	$2,578,756	$1,952,054

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the quarter ended		For the year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Rental income from operating leases	$46,603	$37,164	$170,493	$133,943
Earned income from direct financing leases	966	1,138	4,141	4,544
Operating expenses reimbursed from tenants	1,812	1,114	6,721	4,173
Other income from real estate transactions	91	33	208	209
Total revenues	49,472	39,449	181,563	142,869

Operating expenses
Depreciation and amortization	17,294	13,048	62,263	46,321
Asset management fees	4,088	3,185	14,754	10,955
Property management fees	1,353	1,071	4,988	3,939
Acquisition expenses	—	2,624	—	10,880
Property and operating expense	1,795	895	6,505	3,900
General and administrative	1,641	839	4,939	2,790
State and franchise tax	113	265	624	446
Provision for impairment of investment in rental properties	—	—	2,608	—
Total operating expenses	26,284	21,927	96,681	79,231

Operating income	23,188	17,522	84,882	63,638

Other income (expenses)
Preferred distribution income	187	182	737	713
Interest income	113	79	467	88
Interest expense	(9,569)	(5,797)	(34,751)	(29,963)
Cost of debt extinguishment	(132)	(28)	(5,151)	(133)
Gain on sale of real estate	2,660	1,836	12,992	5,925
Other gains	379	—	379	—
Net income	16,826	13,794	59,555	40,268

Net income attributable to non-controlling interests	(1,296)	(1,314)	(4,756)	(3,914)
Net income attributable to Broadstone Net Lease, Inc.	$15,530	$12,480	$54,799	$36,354

Weighted average number of common shares outstanding
Basic	18,515	14,497	17,084	13,178
Diluted	20,096	15,924	18,567	14,597
Net Earnings per common share
Basic and diluted	$0.84	$0.86	$3.21	$2.76

Comprehensive income
Net income	$16,826	$13,794	$59,555	$40,268
Other comprehensive income
Change in fair value of interest rate swaps	5,614	34,322	4,166	13,771
Realized loss on interest rate swaps	—	—	(873)	—
Comprehensive income	22,440	48,116	62,848	54,039
Comprehensive income attributable to non-controlling interests	(1,748)	(4,810)	(5,019)	(5,253)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$20,692	$43,306	$57,829	$48,786

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the quarter and year ended December 31, 2017 and 2016. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted computation per share:

	For the quarter ended		For the year ended
	December 31,		December 31,
(unaudited; in thousands, except per share data)	2017	2016	2017	2016
Net income	$16,826	$13,794	$59,555	$40,268
Real property depreciation and amortization	17,294	13,048	62,263	46,321
Gain on sale of real estate	(2,660)	(1,836)	(12,992)	(5,925)
Provision for impairment of investment in rental properties	—	—	2,608	—
FFO	31,460	25,006	111,434	80,664
Capital improvements/reserves	(49)	(47)	(196)	(194)
Straight line rent adjustment	(4,547)	(4,085)	(17,132)	(13,847)
Cost of debt extinguishment	132	28	5,151	133
Other gains	(379)	—	(379)	—
Amortization of debt issuance costs	452	538	1,795	1,817
Amortization of net mortgage premiums	(74)	(48)	61	(191)
Gain on interest rate swaps and other non-cash interest expense	—	(2,219)	(1,280)	—
Amortization of lease intangibles	11	(109)	498	(482)
Acquisition expenses	—	2,624	—	10,880
AFFO	$27,006	$21,688	$99,952	$78,780

Diluted WASO(1)	20,096	15,924	18,567	14,597

Net earnings per share, basic and diluted	$0.84	$0.86	$3.21	$2.76
FFO per diluted share	1.57	1.57	6.00	5.53
AFFO per diluted share	$1.34	$1.36	$5.38	$5.40

(1)	Diluted weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the 2002 White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, acquisition expenses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude transaction costs associated with acquiring real estate subject to existing leases, including the amortization of lease intangibles, as well as acquisition expenses paid to our Asset Manager that are based on a percentage of the gross acquisition purchase price. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We believe excluding acquisition expenses provides investors a view of the performance of our portfolio over time. In connection with our adoption of ASU 2017-01, effective January 1, 2017, and on a prospective basis, we capitalize all acquisition expenses as part of the cost basis of the tangible and intangible assets acquired. Therefore, effective January 1, 2017, we will no longer adjust for acquisition expenses in our AFFO computation. We also exclude the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.